Exhibit 3.14
THE COMPANIES ACTS 1985 to 1989
PRIVATE COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION OF
SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED
(as amended by written resolution passed on 1 May 2003)
PRELIMINARY
1.	(a)	The Regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (SI 1985 No. 805) as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 (SI 1985 No. 1052) (such Table being hereinafter called “Table A”) shall apply to the Company save in so far as they are excluded or varied hereby and such Regulations (save as so excluded or varied) and the Articles hereinafter contained shall be the regulations of the Company.

	(b)	In these Articles the expression “the Act” means the Companies Act 1985, but so that any reference in these Articles to any provision of the Act shall be deemed to include a reference to any statutory modification or re-enactment of that provision for the time being in force.
ALLOTMENT OF SHARES
2.	(a)	Shares which are comprised in the authorised share capital with which the Company is incorporated shall be under the control of the Directors who may (subject to Section 80 of the Act and to paragraph (d) below) allot, grant options over or otherwise dispose of the same, to such persons, on such terms and in such manner as they think fit.

(b)	All shares which are not comprised in the authorised share capital with which the Company is incorporated and which the Directors propose to issue shall first be offered to the Members in proportion as nearly as may be to the number of the existing shares held by them respectively unless the Company in General Meeting shall by Special Resolution otherwise direct. The offer shall be made by notice specifying the number of shares offered, and limiting a period (not being less than fourteen days) within which the offer, if not accepted, will be deemed to be declined. After the expiration of that period, those shares so deemed to be declined shall be offered in the proportion aforesaid to the persons who have, within the said period, accepted all the shares offered to them; such further offer shall be made in like terms in the same manner and limited by a like period as the original offer. Any shares not accepted pursuant to such offer or further offer as aforesaid or not capable of being offered as aforesaid except by way of fractions and any shares released from the provisions of this Article by any such Special Resolution as aforesaid shall be under the control of the Directors, who may allot, grant options over or otherwise dispose of the same to such persons, on such terms, and in such manner as they think fit, provided that, in the case of shares not accepted as aforesaid, such shares shall not be disposed of on terms which are more favourable to the subscribers therefor than the terms on which they were offered to the Members. The foregoing provisions of this paragraph (b) shall have effect subject to Section 80 of the Act,

(c)	In accordance with Section 91(1) of the Act Sections 89(1) and 90(1) to (6) (inclusive) of the Act shall not apply to the Company.

(d)	The Directors are generally and unconditionally authorised for the purposes of Section 80 of the Act, to exercise any power of the Company to allot and grant rights to subscribe for or convert securities into shares of the Company up to the amount of the authorised share capital with which the Company is incorporated at any time or times during the period of five years from the date of incorporation and the Directors may, after that period, allot any shares or grant any such rights under this authority in pursuance of an offer or agreement so to do made by the Company within that period. The authority hereby given may at any time (subject to the said Section 80) be renewed, revoked or varied by Ordinary Resolution of the Company in General Meeting.
SHARES
3.	The lien, conferred by Clause 8 in Table A shall attach also to fully paid-up shares, and the Company shall also have a first and paramount lien, on all shares, whether fully paid or not, standing registered in the name of any person indebted or under liability to the Company, whether he shall be the sole registered holder thereof or shall be one of two or more joint holders, for all moneys presently payable by him or his estate to the Company. Clause 8 in Table A shall be modified accordingly.

4.	The liability of any Member in default in respect of a call shall be increased by the addition at the end of the first sentence of Clause 18 in Table A of the words “and all expenses that may have been, incurred by the Company by reason of such non payment”.

4.A	Notwithstanding anything contained in these Articles, the directors shall not decline to register any transfer of shares, nor may they suspend registration thereof where such transfer is duly stamped and executed by any bank or institution to whom such shares have been charged by way of security, or by any nominee of such a bank or institution pursuant to the power of sale under such security, and a certificate by any official of such bank or institution that the shares were so charged and the transfer was so executed shall be conclusive evidence of such facts.
GENERAL MEETINGS AND RESOLUTIONS
5.	(a)	Every notice convening a General Meeting shall comply with the provisions of Section 372(3) of the Act as to giving information to Members in regard to their right to appoint proxies; and notices of and other communications relating to any General Meeting which any Member is entitled to receive shall be sent to the Directors and to the Auditors for the time being of the Company.

	(b)	No business shall be transacted at any General Meeting unless a quorum is present. Subject to paragraph (c) below two persons entitled to vote upon the business to be transacted, each being a Member or a proxy for a Member or a duly authorised representative of a corporation, shall be a quorum.

	(c)	If and for so long as the Company has only one Member, that Member present in person or by proxy or if that Member is a corporation by a duly authorised representative shall be a quorum.

	(d)	If a quorum is not present within half an hour from the time appointed for a General Meeting the General Meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such other time and place as the Directors may determine; and if at the adjourned General Meeting a quorum is not present within half an hour from the time appointed therefor such adjourned General Meeting shall be dissolved,

	(e)	Clauses 40 and 41 in Table A shall not apply to the Company.

6.	(a)	If and for so long as the Company has only one Member and that Member takes any decision which is required to be taken in General Meeting or by means of a written resolution, that decision shall be as valid and effectual as if agreed by the Company in General Meeting save that this paragraph shall not apply to resolutions passed pursuant to Sections 303 and 391 of the Act.

	(b)	Any decision taken by a sole Member pursuant to paragraph (a) above shall be recorded in writing and delivered by that Member to the Company for entry in the Company’s Minute Book.
APPOINTMENT OF DIRECTORS
7.	(a)	Clause 64 in Table A shall not apply to the Company.

	(b)	The maximum number and minimum number respectively of the Directors may be determined from time to time by Ordinary Resolution in General

Meeting of the Company. Subject to and in default of any such determination there shall be no maximum number of Directors and the minimum number of Directors shall be one. Whensoever the minimum number of Directors shall be one, a sole Director shall have authority to exercise all the powers and discretions by Table A and by these Articles expressed to be vested in the Directors generally, and Clause 89 in Table A shall be modified accordingly.

(c)	The Directors shall not be required to retire by rotation and Clauses 73 to 80 (inclusive) in Table A shall not apply to the Company.

(d)	No person shall be appointed a Director at any General Meeting unless etther:-
(i)	he is recommended by the Directors; or

(ii)	not less than fourteen nor more than thirty-five clear days before the date appointed for the General Meeting notice signed by a Member qualified to vote at the General Meeting has been given to the Company of the intention to propose that person for appointment, together with notice signed by that person of his willingness to be appointed.
(e)	Subject to paragraph (d) above, the Company may by Ordinary Resolution in General Meeting appoint any person who is willing to act to be a Director, either to fill a vacancy or as an additional Director.

(f)	The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment docs not cause the number of Directors to exceed any number determined in accordance with paragraph (b) above as the maximum number of Directors and for the time being in force.

(g)	In any case where as the result of the death of a sole Member of the Company the Company has no Members and no Directors the personal representatives of such deceased Member shall have the right by notice in writing to appoint a person to be a Director of the Company and such appointment shall be as effective as if made by the Company in General Meeting pursuant to paragraph (e) of this Article.
BORROWING POWERS
8.	The Directors may exercise all the powers of the Company to borrow money without limit as to amount and upon such terms and in such manner as they think fit, and subject (in the case of any security convertible into shares) to Section 80 of the Act to grant any mortgage, charge or standard security over its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock, and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
ALTERNATE DIRECTORS
9.	(a)	An alternate Director shall not be entitled as such to receive any remuneration from the Company, save that he may be paid by the Company such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, and the first sentence of Clause 66 in Table A shall be modified accordingly.

	(b)	A Director, or any such other person as is mentioned in Clause 65 in Table A, may act as an alternate Director to represent more than one Director, and an alternate Director shall be entitled at any meeting of the Directors or of any committee of the Directors to one vote for every Director whom he represents in addition to his own vote (if any) as a Director, but he shall count as only one for the purpose of determining whether a quorum is present.
GRATUITIES AND PENSIONS

10.	(a)	The Directors may exercise the powers of the Company conferred by Clause 3(ii)(s) of the Memorandum of Association of the Company and shall be entitled to retain any benefits received by them or any of them by reason of the exercise of any such powers.

	(b)	Clause 87 in Table A shall not apply to the Company.

PROCEEDINGS OF DIRECTORS

11.	(a)	A Director may vote, at any meeting of the Directors or of any committee of the Directors, on any resolution, notwithstanding that it in any way concerns or relates to a matter in which he has, directly or indirectly, any kind of interest whatsoever, and if he shall vote on any such resolution as aforesaid his vote shall be counted; and in relation to any such resolution as aforesaid he shall (whether or not he shall vote on the same) be taken into account in calculating the quorum present at the meeting.

	(b)	Clauses 94 to 97 (inclusive) in Table A shall not apply to the Company.
THE SEAL
12.	(a)	If the Company has a seal it shall only be used with the authority of the Directors or of a committee of Directors. The Directors may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a Director and by the Secretary or second Director. The obligation under Clause 6 of Table A relating to the sealing of share certificates shall apply only if the Company has a seal. Clause 101 of Table A shall not apply to the Company.

	(b)	The Company may exercise the powers conferred by Section 39 of the Act with regard to having an official seal for use abroad, and such powers shall be vested in the Directors.

INDEMNITY
13.	(a)	Every Director or other officer or Auditor of the Company shall be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, or in connection with any application under Section 144 or Section 727 of the Act in which relief is granted to him by the Court, and no Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Article shall only have effect in so far as its provisions are not avoided by Section 310 of the Act.

	(b)	The Directors shall have power to purchase and maintain for any Director, officer or Auditor of the Company insurance against any such liability as is referred to in Section 310(1) of the Act.

	(c)	Clause 118 in Table A shall not apply to the Company.
TRANSFER OF SHARES
14.	The Directors may, in their absolute discretion and without assigning any reason therefor, decline to register the transfer of a share, whether or not it is a fully paid share, and the first sentence of Clause 24 in Table A shall not apply to the Company.

Names and addresses of Subscribers

1.	Instant Companies Limited 2 Baches Street London Nl 6UB

2.	Swift Incorporations Limited 2 Baches Street London Nl SUB

Dated this 13th day of July, 1993.

Witness to the above Signatures:-	Mark Anderson
2 Baches Street
London N1 6UB